Exhibit 10.18

Standard Severance Policy:

•	Hourly — 1 week plus 1 week for every year of service
•	Salary — 2 weeks plus 1 week for every year of service
•	Employees of “Director” Level — 4 weeks + 1 week for every year of service

Supplemental Severance Policy in the Event of a Change in Control

Participants shall not be eligible for this supplemental severance payment plan if they voluntarily terminate their employment. To qualify for the supplemental severance, an employee must remain employed by the Company continuously hereafter until such time as the Company has any 50% or more change in ownership of the Company or any sale of substantially all of the assets of the Company through a major corporate event, such as any merger or acquisition.  For qualifying employees who are involuntarily terminated or constructively discharged by the Company in connection with such transaction or within six (6) months thereafter, the severance benefits payable shall be as follows:

All employees:

•	Standard policy plus 4 weeks additional (minimum of eight (8) weeks).
•	All Stock options vest upon termination.
All stock options will be exercisable for 1 year from the date of termination
•	Severance is provided as a continuation of pay
Benefits continue through severance period

Vice Presidents:

•	Six months of salary + benefits provided as a continuation of pay
•	Stock options vest upon termination
All stock options will be exercisable for 1 year from the date of termination

CEO

•	Twelve months of salary + benefits provided as a continuation of pay
•	Stock options vest upon termination
All stock options will be exercisable for 1 year from the date of termination